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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE
CONTACT:
BRUCE JOHNSON                                        MATT HAYDEN
ERESEARCHTECHNOLOGY, INC.                            HAYDEN COMMUNICATIONS
215-282-5580                                         858-704-5065


                    ERESEARCHTECHNOLOGY, INC. ANNOUNCES BOARD
           APPROVAL TO BLUM CAPITAL TO ACQUIRE UP TO 20% OF ITS COMMON
          STOCK AND APPOINTMENT OF JOHN PARK TO ITS BOARD OF DIRECTORS


PHILADELPHIA, PA, April 27, 2005/PR Newswire/--eResearchTechnology, Inc. (NASDAQ: ERES; eRT or the company), a leading provider of technology and services to the pharmaceutical, biotechnology and medical device industries, announced today that its Board of Directors has consented to the acquisition by Blum Capital Partners, L.P. or its affiliates of shares of the company's common stock which would result in Blum becoming an "interested stockholder" within the meaning of Section 203 of the Delaware General Corporation Law (the "GCL"). The purpose of the Board's approval was to render the limitations set forth in
Section 203(a) of the GCL inapplicable to Blum Capital.

The approval of the Board was conditioned upon Blum Capital agreeing that, without the Board's approval, Blum Capital will not acquire beneficial ownership of 20% or more of the company's outstanding common stock.

In addition, the Board increased the number of directors from eight to nine and appointed John H. Park, CFA, to fill the vacancy created by the increase. Although Mr. Park's term of office will not expire until the 2008 Annual Meeting of Stockholders, the Board will submit Mr. Park's Board appointment to the company's stockholders for their ratification at the 2006 annual meeting and Mr. Park has agreed to resign if the stockholders do not ratify his appointment.

Mr. Park is a Partner of Blum Capital and shares responsibility for approximately $2.7 billion of assets under management. Prior to joining Blum Capital, Mr. Park spent 11 years with Columbia Wanger Asset Management, L.P. where he was a Partner and the Portfolio Manager of the $900 million Columbia Acorn Select Fund and a Co-Portfolio Manager of the $12 billion Columbia Acorn Fund. In addition, Mr. Park was Director of Domestic Equity Research. Mr. Park received his B.A. and MBA from the University of Chicago. In addition, he holds a Chartered Financial Analyst (CFA) designation.

"We are excited about Blum Capital's interest in our company and we are pleased to welcome John Park to our Board of Directors. Mr. Park brings to the Board valuable financial and strategic experience and is an excellent addition to represent our stockholders," said Dr. Joel Morganroth, eRT's Chairman and Chief Scientist.


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Based in Philadelphia, PA, eResearchTechnology, Inc. (www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Blum Capital Partners, L.P. is a long-term strategic investment firm based in San Francisco, CA. with approximately $2.7 billion of assets under management. The firm was founded 29 years ago and has invested in a wide variety of businesses in partnership with management teams to create long-term value. The firm invests in primarily small and mid-cap public companies through strategic block accumulations and private equity transactions. Blum Capital and its affiliates currently own approximately 14.9% of the company's outstanding common stock.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company's financial results can be found in the company's Report on Form 10-K filed with the Securities and Exchange Commission.